Exhibit 99.1

Allscripts Announces Appointment of New Director to Board
Former Bechtel Corporation executive Carol Zierhoffer joins Board of Directors

CHICAGO – Aug. 10, 2020 – Carol Zierhoffer has been named to the Board of Directors of Allscripts Healthcare Solutions, Inc. A former executive at engineering and construction company Bechtel Corporation, Zierhoffer has more than 30 years of experience in information technology. She will serve as a member of the Audit Committee of the Board.

Most recently and until her retirement in October 2019, Zierhoffer served as the Senior Vice President and Global Chief Information Officer at Bechtel, where she oversaw the company’s Global Information Systems & Technology organization. Zierhoffer’s responsibilities included Bechtel’s business and technology solutions, cybersecurity, infrastructure and operations, innovation, emerging technology and knowledge management for the company’s business lines and projects worldwide.

“Carol Zierhoffer is a strong addition to our Board and her vast experience and success as a business leader will further bolster our efforts to serve Allscripts stakeholders,” said Chairman of the Board Michael Klayko. “Carol has a proven track record of execution and driving greater value and her breadth of knowledge will power her work alongside her fellow directors and Allscripts leadership.”

Prior to her time at Bechtel, Zierhoffer served as Vice President and Global Chief Information Officer of Xerox Corporation from 2012 through 2013. She also served as Vice President and Global Chief Information Officer of ITT Corporation from 2008 through 2011 and Vice President and Chief Information Officer of three Northrop Grumman Corporation sectors – Electronics, Information Technology and Mission Systems – from 2002 through 2008. Zierhoffer was a member of the board of directors, as well as the chair of the information technology committee and on the audit committee, of MedAssets, Inc., from April 2013 through January 2016.

Currently, Ms. Zierhoffer serves on the board of directors of Vizient Inc., on the executive advisory board of Nutanix, Inc. and as a founding board member of A Little Compassion, a non-profit company focused on creating opportunities for young adults with disabilities to build a bridge to adulthood.

About Allscripts

Allscripts (NASDAQ: MDRX) is a leader in healthcare information technology solutions that advance clinical, financial and operational results. Our innovative solutions connect people, places and data across an Open, Connected Community of Health™. Connectivity empowers caregivers to make better decisions and deliver better care for healthier populations. To learn more, visit www.allscripts.com, Twitter, YouTube and The Allscripts Blog.

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For more information contact:

Investors:

Stephen Shulstein

312-386-6735

Stephen.Shulstein@allscripts.com

Media:

Concetta Rasiarmos

312-447-2466

concetta.rasiarmos@allscripts.com